                                                                    EXHIBIT 99.1

2002 THIRD QUARTER REPORT
                                                                October 31, 2002

TO OUR SHAREHOLDERS:

Historically the third quarter marks the peak of offshore construction activity in the Gulf of Mexico. While we have managed through depressed marine construction markets such as those existing in Q3, we cannot recall this occurring during a period of such high commodity prices. Given the soft demand, we opted to bring four key deepwater vessels to the dock in early July to complete shipyard construction tasks and regulatory inspections. Our full team got back on the field just as the tropical storms and hurricanes moved through the Gulf of Mexico basin, resulting in unusually low levels of vessel utilization. On a brighter note, those same unsettled market conditions created an environment in which we were able to dramatically expand the scope of our oil and gas operations. During Q3 we added an estimated 70 BCFe in both mature property acquisitions and development, bringing ERT's proven developed reserves to almost 90 BCFe - before giving any consideration to Gunnison reserves. Production from this enhanced property base, combined with commodity price hedges in place, suggests that our oil and gas operations will earn more in 2003 than all of CDI this year. In this way, our business model creates an ERT "safety net" that will carry us through to 2004 when we expect a significantly improved deepwater contracting market and initial production at Gunnison and Marco Polo. This significant earnings visibility probably explains why CDIS has outperformed the S&P 500, NASDAQ and the Dow Jones Industrials over the last three months.

FINANCIAL HIGHLIGHTS

Net income that is 4% of revenues is a respectable performance in a quarter buffeted by the external forces of weather and depressed offshore construction markets.

                                                THIRD QUARTER                                     NINE MONTHS
                                   ----------------------------------------      -------------------------------------------
                                                                 INCREASE                                          INCREASE
                                     2002           2001        (DECREASE)          2002             2001         (DECREASE)
                                     ----           ----         ----------         ----             ----         ----------
REVENUES                           $84,155,000    $51,570,000       63%          $210,388,000      $158,838,000       32%
NET INCOME                           2,952,000      5,244,000      (44%)           13,167,000        23,564,000      (44%)
DILUTED EARNINGS PER SHARE                0.08           0.16      (50%)                 0.37              0.71      (48%)

o REVENUES: Subsea and Salvage revenues increased by $28.7 million or 73% over Q3 of 2001 as new deepwater assets added approximately $40 million of incremental contracting revenues, offsetting a 30% decline in those of our existing fleet. Higher levels of production and commodity prices provided a 32% increase in oil and gas revenues over the prior year quarter.

o MARGINS: 14% is just over half of what we generated in Q3 a year ago due principally to the significant decline in vessel utilization. Oil and gas margins improved to 43% from 32% in the year ago quarter due to higher commodity prices.

o SG&A: $6.5 million compares to $6.2 million in Q2 and to $5.0 million in the prior year quarter with the increase all associated with the acquisitions of Canyon Offshore and Well Ops (U.K.) Ltd. Overhead as a percent of revenues was 8% during the quarter, down from 10% a year ago.

o CASH FLOW: Aggressive growth of our oil and gas operations, combined with higher levels of vessel depreciation resulted in EBITDA of $17.6 million, an increase of $1.2 million even though earnings are lower than those of the prior year quarter.

OPERATIONAL HIGHLIGHTS

o DEEPWATER CONTRACTING: A "perfect storm" combining tropical weather and hurricanes, vessels out of service and a soft market resulted in DP utilization of only 60%, down from 85% in Q2 and the year ago period. Our new pipelay vessel, the INTREPID, performed extremely well on projects for Agip, Allseas (Mardi Gras) and tying in ERT first production at EC 374. Utilization, however, was only 54% as we completed installation of the rigid pipelay system during July. After being at the dock for the replacement of a main engine and installation of new thruster hubs, the UNCLE JOHN arrived onsite in Mexican waters for a five month project - only to have two of the thrusters fail. While the manufacturer warranted the thruster repairs, we had to absorb a $500,000 liquidated damages charge for late arrival of the vessel. Early in the quarter the ECLIPSE mobilized to Trinidad where she performed a low margin inspection project prior to kicking off the Bombax job (see appendix). The WITCH QUEEN was busy most of the quarter serving as the work platform for coring operations of alliance partner Fugro in Mexico and then offshore Trinidad. The MYSTIC VIKING was out of service for regulatory inspection and maintenance after spending 14 consecutive months in Mexican waters; she then worked the GOM spot market on projects which included the subsea tieback of the Aspen field to Shell's Bullwinkle platform. As a result of the deployment of new CDI deepwater vessels, all but two of CANYON OFFSHORE'S robotic vehicles in the Gulf now support CDI operations. While this highlights the strategic purpose of the acquisition, those revenues are eliminated in consolidation. In addition, Canyon's trenching and burial business in the Far East has all but dried up with the collapse of the telecom companies, further reducing our revenue base.

o WELL OPERATIONS: Our newly acquired business, WELL OPS (U.K.) LTD., had an excellent quarter as the SEAWELL operated at almost full utility. The Seawell performed well operations projects for Amerada Hess and Talisman and a diving job in Norwegian waters, generating revenues of $16 million and margins just shy of 30%. The proposed changes in UK tax law, however, resulted in a major customer deciding to sell a North Sea field and cancel a major project scheduled for Q4. The Q4000 performed well on a P&A job for Petrobras and then returned to the dock for final commissioning of the Huisman derrick and an extensive vessel audit performed by a significant customer; she then mobilized to Trinidad for the Bombax project.

o SHELF CONTRACTING: Our more weather-susceptible vessels had utilization of 55%, down from approximately 75% in the year ago quarter, resulting in a 26% decline in revenues. Our saturation vessels managed to stay relatively flat with the prior year due principally to solid offshore performance. The CAL DIVER I assisted with the commissioning of first production from ERT's EC 374 field which was brought online six weeks early. BARGE I spent virtually all of the quarter performing decommissioning projects for ERT. Since ERT is an internal customer, the revenues and margins associated with this work are not reflected in the Q3 income statement. The weak construction market and weather impact were particularly noticeable in the shallow water operations of AQUATICA where margins declined seven points from the year ago period.

o ERT: The 70 BCFe added through acquisition and property development essentially matches the total of all proven developed reserves acquired in ERT's first nine years of operation. A highlight of the quarter was successful deployment of our PUD (proven undeveloped reserves) strategy at EC 374. Since the two significant acquisitions (Shell and Amerada Hess) were completed effective September 1, evacuation of offshore facilities during Hurricanes Isidore and Lily lowered the month's expected production by 20% to 25%. Production of 4.4 BCFe compares to 3.5 BCFe in the second quarter of this year and 3.3 BCFe in Q3 a year ago. Our average natural gas price realized was $3.22 per mcf, up from $2.82 in the year ago period; oil averaged $26.74/bbl in contrast to $25.60 a year ago.

o FORECAST: The accompanying appendix projects fourth quarter diluted EPS in a range of 19 to 25 cents. This level of earnings is slightly below our most recent guidance due to lower than expected utilization of the Seawell and ERT production curtailment following Hurricane Lily.


Respectfully submitted,


/s/ OWEN E. KRATZ            /s/ MARTIN R. FERRON      /s/ S. JAMES NELSON, JR.

Owen E. Kratz                    Martin R. Ferron          S. James Nelson, Jr.
Chairman                             President                 Vice Chairman
Chief Executive Officer       Chief Operating Officer

[CAL DIVE                        PRESS RELEASE
INTERNATIONAL
LOGO]                                                         www.caldiv
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE                                                     02-026
                                                          CONTACT: JIM NELSON
DATE: OCTOBER 31, 2002                                    TITLE:   VICE CHAIRMAN
--------------------------------------------------------------------------------

               CAL DIVE REPORTS THIRD QUARTER EARNINGS OF 8 CENTS

HOUSTON, TX - Cal Dive International, Inc. (Nasdaq: CDIS) reported third quarter net income of $3.0 million or 8 cents per diluted share. A year ago, net income of $5.2 million, or 16 cents per diluted share, was realized in a much stronger marine construction market. Third quarter revenues of $84.2 million increased by $32.6 million over last year due to the acquisition of two businesses, Well Ops (U.K.) Ltd. and Canyon Offshore, and the deployment of three new deepwater vessels.

Owen Kratz, Chairman and Chief Executive Officer of Cal Dive, stated, "The combination of hurricanes and tropical weather on top of an already depressed Gulf of Mexico construction market resulted in third quarter earnings below the levels which Cal Dive has historically generated. However, the 63% revenue increase provides critical mass which can be effectively shaped into enhanced profitability through our current focus upon process improvement. This contrasts with many companies suffering top line decreases during this period of economic downturn in the United States."

Mr. Kratz continued, "The quarter witnessed a significant expansion of our counter-cyclical business model whereby Cal Dive vessels work to enhance the value of ERT oil and gas operations. Two CDI vessels assisted in establishing first production at East Cameron 374 as we effectively proved up our PUD model, creating value from smaller reservoirs where exploratory drilling has previously been completed. The significant acquisitions of mature properties from Shell and Amerada Hess were due in part to those customers being comfortable that CDI's salvage assets and personnel could effectively decommission these large fields."

Nine month revenues of $210.4 million increased $51.6 million or 32% over the prior year due to the addition of new deepwater assets. Earnings of $13.2 million are 44% below those of the prior year due to lower contracting margins and a 26% decline in the net realized price for oil and gas production.

Cal Dive International, Inc. is an energy service company specializing in well operations and subsea construction. CDI operates a fleet of technically advanced marine construction vessels and robotics worldwide and conducts salvage operations in the Gulf of Mexico. Energy Resource Technology, Inc., a wholly owned subsidiary, acquires and operates mature and non-core offshore oil and gas properties.

                                                                        APPENDIX

                   DISCLOSURE OF FOURTH QUARTER 2002 ESTIMATES

This narrative sets forth current estimates of operating and financial data for the quarter ending December 31, 2002. These estimates and all of the assumptions upon which these estimates are based constitute FORWARD LOOKING STATEMENTS within the meaning of Section 27 A of the Securities Act of 1933, Section 21 E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Although we believe that these forward looking statements are based on reasonable assumptions, a number of factors could affect the future results of the Company or the offshore oilfield industry generally, and could cause actual results to differ materially from those estimated. Those factors are set forth in more detail in our Form 10-K Annual Report filed with the Securities and Exchange Commission, to which the reader is referred.

FOURTH QUARTER

     o VESSEL AVAILABILITY: The Seawell will be out of service for two to three weeks for engine maintenance and change out. No other regulatory inspections or significant repairs are scheduled in the fourth quarter.

     o HURRICANE LILY: Our observations are consistent with those of the MMS; i.e. that infrastructure damage in the GOM was relatively limited. The hurricane did produce a significant amount of inspection work for Aquatica's shallow water vessels. Four ERT platforms suffered damage, mostly electrical in nature, with the most significant impact at a platform which produces relatively small volumes. Production was shut-in when the offshore platforms were evacuated during the hurricane and then limited as it took up to 10 days for the pipelines to come back to full capacity.

     o WEATHER CONDITIONS: Weather is always a wild card in the fourth quarter. An unusual number of severe winter fronts rolling through either the Gulf of Mexico or the North Sea could restrict anticipated vessel utilization and negatively impact contracting revenues.

     o CONTRACTING REVENUES: Range from $62 million to $70 million, essentially flat with the third quarter, as the pickup in hurricane damage work is offset by the normal seasonal slowdown and lower utilization of the Seawell in the North Sea. The fairly wide range also reflects estimates regarding the resolution of issues associated with the large Bombax project in Trinidad. Specifically, third party engineered supports do not appear to have been properly designed, which resulted in the Q4000 and Eclipse standing by for most of the month of October while new supports were manufactured.

     o COMMODITY PRICE HEDGES: We have hedged roughly half of Q4 oil production at prices ranging from $26.50 to $26.70 per barrel. We have also hedged approximately 50% of fourth quarter natural gas volumes at a weighted average price of $3.70. Hedges currently in place for 2003 include 50% of oil production at $26.50/bbl; 50% of Q1 natural gas at $4.21/mcf; and 25% of natural gas production during the remaining nine months of 2003 at $4.02/mcf.

     o OIL AND GAS PRODUCTION: 6.5 to 7.0 BCFe, with oil production expected to approximate 45% of volumes, up from 35% in the third quarter.

     o MARGINS: Consolidated margins are expected to vary from 15% to 20%, depending in part upon resolution of Bombax issues.

     o    SG&A: Should continue to run between $6.5 and $7.0 million.

     o INTEREST EXPENSE: Net interest expense is expected to range from $1.1 million to $1.3 million. The increase from Q3 reflects primarily the higher level of borrowings on our revolving line of credit.

     o    TAX RATE: 35%, consistent with prior quarters.

     o    SHARES OUTSTANDING: 37.5 to 38.0 million fully diluted shares.

     o EPS: Diluted earnings per share are projected in a range of 19 to 25 cents.